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                                                                     EXHIBIT 5.1

October 24, 2002

Epimmune Inc.
5820 Nancy Ridge Drive
San Diego, CA  92121

        Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by EPIMMUNE INC., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission, covering a public offering of up to 7,250,000 shares of Common Stock (the "Shares"). The Shares are to be sold by the Company as described in the Registration Statement and in the related Prospectus.

        In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

Frederick T. Muto